Exhibit 99.01

Dexcom Reports Record Preliminary, Unaudited Revenue for the Fourth Quarter and Fiscal Year 2018 and Provides Initial 2019 Outlook

SAN DIEGO, CA - (BUSINESS WIRE-January 7, 2019) – DexCom, Inc. (Nasdaq: DXCM), the leader in continuous glucose monitoring (“CGM”), today reported that it expects preliminary, unaudited revenue for the fourth quarter ended December 31, 2018 to exceed $331 million, an increase of at least 50% over the fourth quarter of 2017. For fiscal 2018, total preliminary, unaudited revenue is expected to exceed $1.025 billion, an increase of more than 42% over 2017.

“We are thrilled with Dexcom’s full-year performance in 2018, with growth exceeding our original expectations by a significant margin and driving us to a historic milestone of more than $1 billion in annual revenues. Our success in 2018 was driven by increasing awareness of the importance of CGM in managing diabetes, supported by the approval and launch of Dexcom’s G6 CGM platform both in the U.S. and internationally,” said Kevin Sayer, Dexcom’s Chairman, President and CEO. “Looking ahead to 2019, we are confident in our position to continue delivering strong results.”

2019 Outlook

For 2019, Dexcom currently anticipates total revenue of approximately $1.175 billion to $1.225 billion, representing expected growth of approximately 15% to 20% over 2018. This growth outlook is driven by strong growth in sensor volumes, continued international expansion, shifting channel mix and overall market dynamics.

Dexcom will provide further details related to its 2019 financial expectations on the fourth quarter earnings call.

Fourth Quarter 2018 Financial Results Conference Call

Dexcom will report its audited full fourth quarter and fiscal 2018 financial results on Thursday, February 21, 2019 after the close of market. Management is currently scheduled to host a conference call at 4:30 p.m. (Eastern Time) that day. More details will be provided later.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers for the treatment of people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Dexcom’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to Dexcom’s expected revenue for the fourth quarter of and the full fiscal year 2018, estimated revenue for fiscal 2019, expected 2019 growth in sensor volumes and international revenue. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to Dexcom, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward-looking statements. The risks and uncertainties that may cause actual results to differ materially from Dexcom’s current expectations are more fully described in Dexcom’s Annual Report on Form 10-K for the period ended December 31, 2017, as filed with the Securities and Exchange Commission on February 27, 2018, its most recent Quarterly Report on Form 10-Q for the period ended September 30, 2018, as filed with the Securities and Exchange Commission on November 6, 2018, and its other reports, each as filed with the Securities and Exchange Commission. Except as required by law, Dexcom assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

FOR MORE INFORMATION:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200

www.dexcom.com